2015-03-06, 11:45:31, EST

File insider report – Completed

The transaction has been reported.

Reported transactions for this session.

Insider:	Dyment.F	Issuer:	TransGlobe Ener	Security:	Common Sha

Transaction Number	2621903
Security designation	Common Shares
Opening balance of securities held	138100
Date of transaction	2013-11-14
Nature of transaction	10- Acquisition or disposition in the public market
Number or value or securities	25000
acquired
Unit price or exercise price	3.0200	Currency	American Dollar

Closing balance of securities held	163100	Insider’s
		calculated
		balance
Filing date/time	2015-03-09
	11:45:28
General remarks (if necessary to describe the transaction)
Private remarks to securities regulatory authorities